Exhibit 99.1

Contact:         Charles L. Dunlap, Chief Executive Officer

Frederick W. Boutin, Chief Financial Officer

303-626-8200

TRANSMONTAIGNE PARTNERS L.P. ANNOUNCES CLOSING OF COMMON UNIT OFFERING AND EXERCISE OF OVER-ALLOTMENT OPTION

January 15, 2010	Immediate Release

Denver, Colorado — TransMontaigne Partners L.P. (NYSE: TLP) announced today that Morgan Stanley & Co. Incorporated and Wells Fargo Securities, LLC exercised in full their underwriter’s over-allotment option of 262,500 units in addition to the previously announced public offering of 1,750,000 common units representing limited partner interests at $26.60 per common unit.  The total public offering of 2,012,500 common units was closed today.  The Partnership expects to use the net proceeds of approximately $52,146,000 (including the general partner’s proportionate capital contribution, and after deducting underwriting discounts and commissions and estimated expenses) to reduce the indebtedness outstanding under the Partnership’s senior secured credit facility, or for general business purposes, future acquisitions, capital expenditures and working capital.

Morgan Stanley & Co. Incorporated and Wells Fargo Securities, LLC acted as joint book-running managers of the offering.  A copy of the prospectus supplement and prospectus related to this offering may be obtained by sending a request to Morgan Stanley & Co. Incorporated, Attention: Prospectus Department, 180 Varick Street, New York, NY 10014, or by calling toll-free (866) 718-1649, or by email:  prospectus@morganstanley.com; or Wells Fargo Securities, LLC, Attention:  Equity Syndicate Department, 375 Park Avenue, New York, NY 10152, or by calling toll-free (800) 326-5897 or by email:  equity.syndicate@wachovia.com.  You may also obtain these documents for free by visiting the SEC website at www.sec.gov.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities described herein, nor shall there by any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.

About TransMontaigne Partners L.P.

TransMontaigne Partners L.P. is a terminaling and transportation company based in Denver, Colorado, with operations primarily in the United States along the Gulf Coast, in the Midwest, in Brownsville, Texas, along the Mississippi and Ohio Rivers, and in the Southeast.  We provide integrated terminaling, storage, transportation and related services for customers engaged in the distribution and marketing of light refined petroleum products, heavy refined petroleum products, crude oil, chemicals, fertilizers and other liquid products.  Light refined products include gasolines, diesel fuels, heating oil and jet fuels; heavy refined products include residual fuel oils and asphalt.  We do not purchase or market products that we handle or transport.  News and additional information about TransMontaigne Partners L.P. is available on our website:  www.transmontaignepartners.com.

Forward-Looking Statements

This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected.  Important factors that could cause actual results to differ materially from our expectations and may adversely affect our business and operations are disclosed in “Item 1A.  Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 filed with the Securities and Exchange Commission on March 9, 2009 and in our prospectus supplement related to this offering.

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